UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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WHITE MOUNTAINS INSURANCE GROUP, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2018

Annual General Meeting

Of Members and

Proxy Statement

White Mountains Insurance Group, Ltd. (the “Company”, “Registrant” or “WTM”) is an exempted Bermuda limited liability company whose principal businesses are conducted through its insurance subsidiaries and other affiliates.  Within this proxy statement, the term “White Mountains” is used to refer to one or more entities within the consolidated organization, as the context requires.

White Mountains is engaged in the business of making opportunistic and value-oriented acquisitions of businesses and assets in the insurance, financial services and related sectors, operating these businesses and assets through our subsidiaries and, if and when attractive exit valuations become available, disposing of these businesses and assets.

White Mountains currently conducts its business primarily in three areas: municipal bond insurance, marketing technology and other operations.  White Mountains’s municipal bond insurance business is conducted through its subsidiary HG Global Ltd. (“HG Global”) and, through its wholly-owned reinsurance subsidiary, HG Re Ltd. (“HG Re”).  HG Global was established to fund the startup of and provide reinsurance, through HG Re, to Build America Mutual Assurance Company (“BAM”), a mutual municipal bond insurance company.  White Mountains’s marketing technology business is conducted through its subsidiaries QL Holdings LLC and its subsidiary QuoteLab, LLC (collectively “MediaAlpha”).  White Mountains’s investing activities are conducted through its wholly owned investment management subsidiary, White Mountains Advisors LLC (“WM Advisors”).  White Mountains’s reportable segments are HG Global/BAM, MediaAlpha, and Other Operations.

On September 28, 2017, White Mountains completed the disposition of OneBeacon Insurance Group, Ltd. (“OB” or “OneBeacon”) to Intact Financial Corporation.  While owned by White Mountains, OneBeacon was a provider of a wide range of property and casualty insurance products in the United States primarily through independent agencies, regional and national brokers, wholesalers and managing general agencies.  For additional information, please refer to the Form 10-K for 2017 which can be found at www.whitemountains.com.

The 2018 Annual General Meeting will be confined to a Member vote on the proposals set forth in this Proxy Statement and on such other matters properly brought before the meeting.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

NOTICE OF 2018 ANNUAL GENERAL MEETING OF MEMBERS

TO BE HELD MAY 24, 2018

April 10, 2018

Notice is hereby given that the 2018 Annual General Meeting of Members of White Mountains Insurance Group, Ltd. will be held on Thursday, May 24, 2018 at 8:00 am Atlantic Time at Rosewood Bermuda Hotel, 60 Tucker’s Point Drive, Hamilton Parish, Bermuda.  At this meeting, you will be asked to consider and vote upon the following proposals:

1)      election of three directors to Class III with a term ending in 2021;

2)      approval of the advisory resolution on executive compensation; and

3)      approval of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s Independent Registered Public Accounting Firm for 2018

The Company’s audited financial statements for the year ended December 31, 2017, as approved by the Company’s Board of Directors, will be presented at this Annual General Meeting.

Members of record of common shares on the record date, Monday, April 2, 2018, (1) who are individuals, may attend and vote at the meeting in person or by proxy or (2) that are corporations or other entities, may have their duly authorized representative attend and vote at the meeting in person or by proxy.  A list of all Members entitled to vote at the meeting will be open for public examination during regular business hours beginning on or about April 24, 2018 at the Company’s registered office located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

All Members are invited to attend this meeting.

By Order of the Board of Directors,

Jennifer L. Moyer
Corporate Secretary

Members are invited to complete and sign the accompanying proxy card to be returned to White Mountains Insurance Group, Ltd., Proxy Services, c/o Computershare Investor Services, P.O. Box 505008, Louisville, Kentucky 40233-9814, in the envelope provided, whether or not they expect to attend the meeting.  Members may also vote their shares by telephone or via the internet in accordance with the instructions on your proxy card.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Company’s Board of Directors (the “Board”) for the 2018 Annual General Meeting of Members (the “2018 Annual Meeting”), to be held on Thursday, May 24, 2018 at Rosewood Bermuda Hotel, 60 Tucker’s Point Drive, Hamilton Parish, Bermuda.  The solicitation of proxies will be made primarily by mail, and the Proxy Statement and related proxy materials will be distributed to registered Members on or about April 24, 2018.

Holders of the Company’s common shares (“Members”), par value $1.00 per share, as of the close of business on Monday, April 2, 2018, the record date, are entitled to vote at the meeting.

You can ensure that your common shares are properly voted at the meeting by completing, signing, dating and returning the enclosed proxy card in the envelope provided.  Members may also vote their shares by telephone or via the internet in accordance with the instructions on your proxy card.  A Member has the right to appoint another person (who need not be a Member) to represent the Member at the meeting by completing an alternative form of proxy which can be obtained from the Corporate Secretary or by notifying the Inspectors of Election (see page 37).  Every Member entitled to vote has the right to do so either in person or by one or more persons authorized by a written proxy executed by such Member and filed with the Corporate Secretary.  Any proxy duly executed will continue in full force and effect unless revoked by the person executing it in writing or by the filing of a subsequent proxy.

Sending in a signed proxy will not affect your right to attend the meeting and vote.  If a Member attends the meeting and votes in person, his or her signed proxy is considered revoked.

IMPORTANT VOTING INFORMATION

If you hold your shares through a broker, bank or other financial institution, in order for your vote to be counted on any matter other than Proposal 3 (the ratification of the selection of PwC as the Company’s auditor for 2018), you must provide specific voting instructions to your broker, bank or financial institution by completing and returning the proxy card or following the instructions provided to you to vote your shares via telephone or the Internet.  Voting deadlines vary by institution.  Please check with your broker, bank or other financial institution for the voting cut-off date for WTM.

Your Participation in Voting the Shares You Own Is Important

Voting your shares is important to ensure that you have a say in the governance of your company.  Please review the proxy materials and follow the instructions on the proxy card to vote your shares.  We hope you will exercise your rights and fully participate in your company’s future.

More Information Is Available

If you have any questions about this rule or the proxy voting process in general, please contact the broker, bank or other financial institution where you hold your shares.  The U.S. Securities and Exchange Commission (“SEC”) has information available on the internet at: https://www.investor.gov/system/files/publications/documents/english/sec-guide-to-proxy-brochures.pdf with more information about your voting rights as a shareholder.

PROPOSAL 1 - ELECTION OF THE COMPANY’S DIRECTORS

THE BOARD OF DIRECTORS

The Board is divided into three classes (each a “Class”).  Each Class serves a three-year term.

At the 2018 Annual General Meeting, Mary C. Choksi, Philip A. Gelston, and Edith E. Holiday are nominated to be elected to Class III with a term ending in 2021.

The Board recommends a vote FOR Proposal 1 which calls for the election of the 2018 nominees.

The current members of the Board and terms of each Class are set forth below:

Director	Age	Director since
Class I - Term ending in 2019
Morgan W. Davis, Chairman	67	2006
Lowndes A. Smith	78	2003
Gary C. Tolman	66	2015
Class II - Term ending in 2020
Yves Brouillette	66	2007
G. Manning Rountree	46	2017
Class III - Term ending in 2018
Mary C. Choksi*	67	2017
A. Michael Frinquelli**	76	2005
Philip A. Gelston*	65	2018
Edith E. Holiday*	66	2004

* Nominated to be elected at the 2018 Annual General Meeting to Class III with a term ending in 2021.

**Retiring from the Board, effective as of the 2018 Annual General Meeting.

The Board is comprised of eight independent directors and the Chief Executive Officer.  Upon Mr. Frinquelli’s retirement from the Board at the end of the 2018 term, the Board will be comprised of seven independent directors and the Chief Executive Officer.

The Board believes its members should have a diversity of skills and experience and be willing to devote adequate time and effort to Board responsibilities.  In evaluating director candidates, the Nominating and Governance Committee evaluates attributes such as independence, integrity, expertise, breadth of experience, knowledge about the Company’s business and industry, and ownership interest in the Company.  Key aspects of the directors’ experiences, qualifications and skills are included in their individual biographies.

Class I - Term Ending in 2019

Morgan W. Davis has been a director of the Company since 2006 and was appointed as Chairman of the Board on March 1, 2017.  Mr. Davis formerly was a Managing Director of OneBeacon from 2001 to 2005 and served in a variety of capacities for subsidiaries of White Mountains from 1994 to 2001.  Prior to 1994, Mr. Davis had 21 years of experience in the insurance business, mostly at Fireman’s Fund Insurance Company and INA/Cigna.  Mr. Davis served as a director of OneBeacon until September 2017.  He currently serves as a director of Compare.com (formerly Inspop USA LLC) and MediaAlpha.  Mr. Davis served as a director of Endurance Specialty Holdings, and as a member of its Finance and Compensation Committees, from 2015 until its acquisition by SOMPO Holdings, Inc. in March 2017.  Mr. Davis has extensive executive and board-level experience gained over the course of his more than forty-five-year career in the property and casualty insurance industry.

Lowndes A. Smith has been a director of the Company since 2003.  Mr. Smith has served as Managing Partner of Whittington Gray Associates since 2001.  Mr. Smith formerly served as Vice Chairman of The Hartford Financial Services Group, Inc. (1989-2001) and President and CEO of Hartford Life Insurance Company (1989-2001).  Mr. Smith served OneBeacon as Chairman of the Board and the Compensation Committee and was a member of the Audit, Executive and Compensation Committees until September 2017.  Mr. Smith also served as Chairman of the Board and a member of the Audit, Compensation and Executive Committees of Symetra Financial Corporation from 2007 until its February 2016 merger with Sumitomo Life Insurance Company.  Mr. Smith has more than 40 years of experience in the insurance industry as well as broad management and financial experience.

Gary C. Tolman has been a director of the Company since June 2015. Mr. Tolman is the co-founder of NOBLR, a full stack telematics-specific personal auto insurance company.  Mr. Tolman formerly served as the President and Chief Executive Officer of Esurance, the direct-to-consumer personal auto insurance company, from 2000 until his retirement in 2015.  Mr. Tolman also served as the Chairman of the Board of Directors for Answer Financial, one of the country’s largest personal lines insurance agencies.  Prior to joining Esurance in 1999, Mr. Tolman served as the President and Treasurer of Talegen Holdings, formerly the property and casualty insurance operations of Xerox Corporation.  Before Talegen Holdings, Mr. Tolman worked at Fireman’s Fund Insurance Company for 15 years, serving in a number of capacities and leaving as Senior Vice President and Chief Financial Officer of its reinsurance company.  Mr. Tolman has served on the boards of a number of insurance and insurance services companies during his more than 40-year career in the property and casualty insurance industry.  He currently serves on the Board of Directors of Kelly Klee Inc. and on the Board of Governors of the International Tennis Hall of Fame.

Class II – Term Ending in 2020

Yves Brouillette has been a director of the Company since 2007.  He has been the President of Beluca Investment, Inc. since 2006.  Previously, Mr. Brouillette had been with ING since 1989, serving in many leadership positions at ING companies, including most recently as the CEO for ING Latin America operations in Mexico, Brazil, Chile and Peru (2002-2005).  From 2004 until May 2017, Mr. Brouillette was a director of Intact Financial Corporation (formerly ING Canada), where he served on the Audit and Risk Committees, and was the Chairman of the Board (2003-2007).  Mr. Brouillette is an actuary and has over 30 years of experience in the property and casualty insurance industry in North and South America.

G. Manning Rountree was appointed as a director and Chief Executive Officer of the Company on March 1, 2017.  Previously, Mr. Rountree served as an Executive Vice President of the Company and President of White Mountains Capital, Inc. (“WM Capital”).  He joined White Mountains in 2004 and served as President of WM Advisors from March 2009 until December 2014.  Prior to joining White Mountains, Mr. Rountree was a Senior Vice President at Putnam Investments for two years.  Prior to joining Putnam Investments, Mr. Rountree spent three years with McKinsey & Company. Mr. Rountree is a director and member of the Risk Management Committee of Admiral Group plc, a large car insurance provider based in the UK.

Class III – To Be Elected to a Term Ending in 2021

Mary C. Choksi has been a director of the company since 2017.  Ms. Choksi was a founding partner of Strategic Investment Group (Strategic), an investment management enterprise founded in 1987 which designs and implements global investment strategies for large institutional and individual investors. She served as a Senior Managing Director/Senior Advisor of Strategic until February 2017. Ms. Choksi has served as a Director of the Avis Budget Group since 2007, where she serves on the Audit and Governance Committees, and of the Omnicom Group since 2011, where she serves on the Audit and Compensation Committees. She is also an Independent Director of the Franklin and Templeton series of mutual funds. Ms. Choksi was a founder and, until May 2011, a Managing Director of Emerging Markets Management LLC, which manages portfolios of emerging market equity securities, primarily for institutional investors. Prior to 1987, Ms. Choksi worked in the Pension Investment Division of the World Bank.

Philip A. Gelston has been a director of the company since February 2018.  Mr. Gelston joined Cravath, Swaine & Moore LLP in 1978 and became a partner in 1984.  He retired from Cravath’s Corporate Department in December 2017.  He has extensive experience in mergers and acquisitions, joint ventures and general corporate counseling.  Mr. Gelston’s practice encompassed complicated negotiated transactions, hostile transactions (both offense and defense), cross border transactions, activist defense, and advising boards and senior executives, particularly on corporate governance and managing crisis situations.  Mr. Gelston also serves as a Trustee for the Friends of Bronx Preparatory Charter School.

Edith E. Holiday has been a director of the Company since 2004.  Ms. Holiday formerly served as Operating Trustee for TWE Holdings I and II Trusts from 2002 to 2007.  Ms. Holiday was also the President, Secretary and Treasurer of Comcast TW Holdings, Inc. from 2006 to 2007.  From 1990 to 1993 Ms. Holiday served as Assistant to the President of the United States and Secretary of the Cabinet.  From 1989 to 1990 she was General Counsel to the United States Treasury Department.  Ms. Holiday also holds directorships at Canadian National Railway Company (since 2001), where she also serves on the Audit Committee, Hess Corporation (since 1993), Santander Consumer USA (since 2016), and is a director or trustee of 42 investment companies in the Franklin Templeton Group of Mutual Funds (since 1996).  Ms. Holiday also served as a Director for the H. J. Heinz Company (from 1995 until its sale in 2013) and RTI International Metals Inc. (from 1999 until its sale in 2015).  Ms. Holiday has extensive board-level experience across diverse industries and significant experience with the U.S. Federal government.

CORPORATE GOVERNANCE

Corporate governance is the system by which companies are directed and controlled and involves the distribution of rights and responsibilities among the Board, management and the Company’s Members.  The Company has established Corporate Governance Guidelines that spell out its overall approach towards corporate governance.

The Company also has a Code of Business Conduct that applies to all directors, officers and employees in carrying out their responsibilities to, and on behalf of, the Company.  No waivers of the Code of Business Conduct were requested of, or granted by, the Board for any director or executive officer during 2017.

The Company’s Corporate Governance Guidelines and Code of Business Conduct are available at our website, www.whitemountains.com.  These documents are available in print, free of charge, to any Member upon request.

The Board

The day-to-day management of the Company, including preparation of financial statements and short-term and long-term strategic planning, is the responsibility of management.  The primary responsibility of the Board is to oversee and review management’s performance of these functions in order to advance the long-term interests of the Company and its Members.

In fulfilling this responsibility, directors must exercise common sense business judgment and act in what they reasonably believe to be in the best interests of the Company and its Members.  Directors are entitled to rely on the honesty and integrity of senior management and the Company’s outside advisors and auditors.  However, it is the Board’s responsibility to establish that they have a reasonable basis for such reliance by ensuring that they have a strong foundation for trusting the integrity, honesty and undivided loyalty of the senior management team upon whom they are relying and the independence and expertise of outside advisors and auditors.

Mr. Davis, an independent director, serves as Chairman of the Board.  At meetings of the Board, Mr. Davis presides over a separate session of non-management directors without Company management present.  In addition to being led by an independent Board Chair, the Board is comprised of directors that, together, are knowledgeable and experienced in the Company’s business. The Board is satisfied that the current structure provides strong oversight of the Company’s affairs.

Director Independence

The Board has determined that a majority of the Company’s current directors are independent, as defined in Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual.  Those directors determined to be independent are Messrs. Brouillette, Davis, Frinquelli, Gelston, Smith and Tolman and Mmes. Choksi and Holiday.  For a director to be independent, the Board must determine that the director has no relationship with the Company (other than being a director or shareholder of the Company or its subsidiaries) or has only immaterial relationships with the Company.  The Company does not apply categorical standards as a basis for determining director independence.  Accordingly, the Board considers all relevant facts and circumstances, on a case-by-case basis, in making an independence determination.

The Board notes no current relationships (other than being directors or shareholders) with Messrs. Brouillette, Frinquelli, Gelston, Tolman and Smith or Mmes. Choksi and Holiday.  The Board notes a relationship with Mr. Davis, as disclosed herein under “Director Compensation”, that it concluded was immaterial and did not impair his independence.  In making its independence determinations, the Board considers all such relationships in light of NYSE standards as well as the attributes it believes should be possessed by independent-minded directors.  Those attributes include the relative impact of the transactions to the director’s personal finances, the perceived degree of dependence by the director or the Company upon the relationship or transactions continuing in the future and whether the transactions were on terms that were reasonable and competitive.

Board Meetings and Committees; Annual Meeting Attendance

During 2017, the following meetings of the Board were held: seven meetings of the full Board, eleven meetings of the Audit Committee, four meetings of the Compensation Committee, three meetings of the Performance Compensation Subcommittee, three meetings of the Nominating and Governance Committee and four meetings of the Finance Committee.  During 2017, each director attended more than 75% of the aggregate of: (1) the total number of meetings of the Board (held during the period for which he or she has been a director); and (2) the total number of meetings held by all committees of the Board on which he or she served.  It is White Mountains practice that all directors are invited to and generally attend all Committee meetings.  In addition, each Committee Chair provides regular updates to the Board regarding Committee activities.

Directors are encouraged, but are not required, to attend annual meetings.  All of the Company’s directors were in attendance at the 2017 Annual General Meeting, which was held on May 25, 2017.

Committees of the Board

Nominating and Governance Committee

The primary purposes of the Nominating and Governance Committee are to: (1) identify individuals qualified to become Board members and recommend such individuals to the Board for nomination for election to the Board; (2) make recommendations to the Board concerning committee appointments; (3) develop, recommend and annually review corporate governance guidelines applicable to the Company and oversee corporate governance matters; and (4) oversee the evaluation of the Board and management.

The Nominating and Governance Committee is currently comprised of Ms. Holiday (as Chairwoman) and Messrs. Brouillette, Davis and Smith.  The Board has determined that each current member of the Nominating and Governance Committee satisfies applicable NYSE requirements.

The Nominating and Governance Committee Charter, which outlines the duties and responsibilities of the Nominating and Governance Committee, is available at www.whitemountains.com.  The Nominating and Governance Committee Charter is available in print, free of charge, to any Member upon request.

General Criteria and Process for Selection of Director Candidates.  In identifying and evaluating director candidates, the Nominating and Governance Committee does not set specific criteria for directors.  Under its Charter, the Committee is responsible for determining desired Board skills and evaluating attributes such as independence, integrity, expertise, breadth of experience, knowledge about the Company’s business or industry and ownership interest in the Company.  In selecting director candidates, the Company seeks a diversity of skills and experience, but does not affirmatively seek diversity based on race, gender, or national origin.  Directors must be willing to devote adequate time and effort to Board responsibilities.  As set forth in the Company’s Corporate Governance Guidelines and its Charter, the Committee is responsible for recommending director candidates to the Board.

Consideration of Director Candidates Nominated by Members.  The Company has not adopted a specific policy regarding consideration of director candidates from Members.  Members who wish to recommend candidates for consideration by the Committee may submit their nominations in writing to the Corporate Secretary at the address provided in this Proxy Statement.  The Committee may consider such Member recommendations when it evaluates and recommends candidates to the Board for submission to Members at each annual general meeting.  In addition, Members may nominate director candidates for election without consideration by the Committee by complying with the eligibility, advance notice and other provisions of our Bye-laws as described below.

Procedures for Nominating Director Candidates.  Under the Company’s Bye-laws, nominations for the election of directors may be made by the Board or by any Member entitled to vote for the election of directors (a “Qualified Member”).  A Qualified Member may nominate persons for election as directors only if written notice of such Qualified Member’s intent to make such nomination is delivered to the Secretary not later than:  (1) with respect to an election to be held at an annual general meeting, 90 days prior to the anniversary date of the immediately preceding annual general meeting or not later than 10 days after notice or public disclosure of the date of the annual general meeting is given or made available to Qualified Members, whichever date is earlier, and (2) with respect to an election to be held at a special general meeting for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to Qualified Members.  Each such notice shall set forth:  (a) the name and address of the Qualified Member who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the Qualified Member is a holder of record of common shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;  (c) a description of all arrangements or understandings between the Qualified Member and each such candidate and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Qualified Member;  (d) such other information regarding each candidate proposed by such Qualified Member as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each such candidate been nominated, or intended to be nominated, by the Board;  and (e) the consent of each such candidate to serve as a director of the Company if so elected.

Audit Committee

The primary purposes of the Audit Committee are to:  (1) assist with Board oversight of:  the integrity of the Company’s financial statements; the qualifications and independence of the independent auditors; the performance of the internal audit function and the independent auditors; and the Company’s compliance with legal and regulatory requirements;  (2) provide an avenue of communication among the independent auditors, management, the internal auditors and the Board;  (3) approve certain related or affiliated person transactions and review disclosures thereof and;  (4) prepare the Audit Committee Report (which appears on page 34).  In addition, with respect to risk management, the Committee discusses with management the Company’s policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures.

The Audit Committee meets individually in private session with the Company’s Chief Financial Officer, General Counsel, General Auditor, Chief Accounting Officer, and the independent auditors at its quarterly meetings.

The Audit Committee is comprised of Messrs. Smith (as Chairman), Brouillette and Frinquelli and Ms. Holiday.  The Board has determined that, of the persons on the Audit Committee, at a minimum Mr. Smith meets the requirements of being an Audit Committee Financial Expert as defined in Item 407(d) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Board has also determined that each current member of the Audit Committee satisfies applicable NYSE requirements as well as the separate independence standards set forth by the SEC.

The Audit Committee Charter, which outlines the duties and responsibilities of the Audit Committee, is available at www.whitemountains.com.  The Audit Committee Charter is available in print, free of charge, to any Member upon request.

Compensation Committee

The primary purposes of the Compensation Committee are to:  (1) review and make recommendations on director compensation;  (2) discharge the Board’s responsibilities relating to the compensation of executives;  (3) oversee the administration of the Company’s compensation plans (and, to the extent the Compensation Committee deems appropriate, the plans of the Company’s major subsidiaries), in particular the incentive compensation and equity-based plans and;  (4) review and discuss the Compensation Discussion and Analysis with management and prepare the Compensation Committee Report (which appears on page 22).

The Compensation Committee is currently comprised of Messrs. Tolman (as Chairman), Frinquelli and Smith and Ms. Holiday.  The Board has determined that each current member of the Compensation Committee satisfies applicable NYSE requirements.

The Compensation Committee Charter, which outlines the duties and responsibilities of the Compensation Committee, is available at www.whitemountains.com.  The Compensation Committee Charter is available in print, free of charge, to any Member upon request.

Performance Compensation Subcommittee

In February 2013, the Compensation Committee formed the Performance Compensation Subcommittee.  The Committee delegated to the Subcommittee review and approval of performance-based compensation in order to comply with Internal Revenue Code Section 162(m) (“Section 162(m)”).  The Performance Compensation Subcommittee is comprised of Messrs. Frinquelli and Smith and Ms. Holiday.

Finance Committee

The primary purposes of the Finance Committee are to:  (1) formulate the Company’s investment policy and investment guidelines;  (2) review the performance and asset allocation of the Company’s investment portfolio on a regular basis; and  (3) monitor the capital, debt, and corporate structure of the Company and, in coordination with the Audit Committee, review the adequacy of risk management, including with respect to new business opportunities outside of traditional property and casualty insurance and reinsurance.  The Finance Committee is currently comprised of Messrs. Frinquelli (as Chairman), Brouillette, Rountree, Smith and Tolman.

Interlocks and Insider Participation

No member of the Compensation Committee or the Performance Compensation Subcommittee was an employee of the Registrant during the last fiscal year or has served as an officer of the Registrant.

Risk Oversight

The Board, directly and through its Committees, plays an active role in the oversight of the Company’s risk management.  The subject of risk management is a recurring agenda item, for which the Board regularly receives reports from management on capital, investments, and operations, including the risks associated with each and the steps management is taking to manage those risks.  The Board also discusses with management the Company’s business strategy, risk appetite and appropriate levels of risk.

The Board’s committees are assigned oversight responsibility for particular areas of risk.  For example, the Audit Committee receives a report, at least annually, on company-wide risks which encompass operational, financial, legal, compliance and reputational risks.  The Compensation Committee oversees risk related to executive compensation plans and implementation.  The Finance Committee oversees the risks related to managing the Company’s investment portfolio.

Shareholder Communications

Members, employees and others interested in communicating directly with the Board, any of the Board’s Committees or any individual member of the Board should write to the addressee, c/o the Corporate Secretary, at the address presented under “Available Information” (which appears on page 38).

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Rights of Members

As of April 2, 2018, there were 3,753,405 common shares outstanding.  Members of record of common shares shall be entitled to one vote per common share, provided that if, and so long as, the votes conferred by “Controlled” common shares (as defined below) of any person constitute ten percent (10%) or more of the votes conferred by the outstanding common shares of the Company, each outstanding common share comprised in such Controlled common shares shall confer only a fraction of a vote that would otherwise be applicable according to the following formula:

[(T divided by 10)-1] divided by C

Where: “T” is the aggregate number of votes conferred by all the outstanding common shares; and “C” is the number of votes conferred by the Controlled common shares of such person.

“Controlled” common shares in reference to any person means:

(1)                  all common shares directly, indirectly, or constructively owned by such person within the meaning of Section 958 of the Internal Revenue Code of 1986, as amended, of the United States; and

(2)                  all common shares directly, indirectly, or constructively owned by any person or “group” of persons within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder; provided that this clause (ii) shall not apply to (a) any person (or any group that includes any person) that has been exempted from the provisions of this clause or (b) any person or group that the Board, by the affirmative vote of at least seventy-five percent (75%) of the entire Board, may exempt from the provisions of this clause.

The limitations set forth above do not apply to any Member which is a “Byrne Entity” (as defined below) for any matter submitted to the vote of Members, except with respect to the election of directors.  “Byrne Entity” means any of John J. Byrne, any foundation or trust established by John J. Byrne, Patrick Byrne, and any associate or affiliate of any of them (or any group of which any of them is a part), as defined under Section 13(d) of the United States Securities Exchange Act of 1934, as amended.

If, as a result of giving effect to the foregoing provisions or otherwise, the votes conferred by the Controlled common shares of any person would otherwise represent 10% or more of the votes conferred by all the outstanding common shares, the votes conferred by the Controlled common shares of such person shall be reduced in accordance with the foregoing provisions.  Such process shall be repeated until the votes conferred by the Controlled common shares of each person represent less than 10% of the votes conferred by all common shares.

Security Ownership of Certain Beneficial Owners

To the knowledge of the Company, there was no person or entity beneficially owning more than 5% of the common shares outstanding as of April 2, 2018, except as shown below.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class

The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	287,826	(a)	7.7%
T. Rowe Price Associates, Inc. 100 E. Pratt St., Baltimore, MD 21202	276,125	(b)	7.4%

(a)   Information as of December 31, 2017, based on Schedule 13G filed with the Securities and Exchange Commission on February 8, 2018, by and on behalf of The Vanguard Group.

(b)   Information as of December 31, 2017, based on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2018, by and on behalf of T. Rowe Price Associates, Inc.

Security Ownership of Management

The following table sets forth, as of April 2, 2018, beneficial ownership of common shares by each director, the Named Executive Officers (as defined on page 23) and all other executive officers as a group:

	Amount of Ownership

Name of Beneficial Owner	Beneficially	(b)	Economically	(c)

Raymond Barrette (a)	37,564		30,138
Yves Brouillette	6,662		6,662
Reid T. Campbell	15,136		21,636
Mary C. Choksi	188		188
Morgan W. Davis	20,790		20,790
David T. Foy (a)	13,901		13,901
A. Michael Frinquelli	2,641		2,641
Philip A. Gelston	63		63
Edith E. Holiday	2,102		2,102
David B. Linker (a)	4,151		4,151
T. Michael Miller (a)	-		-
J. Brian Palmer	3,665		5,285
G. Manning Rountree	15,747		24,747
Robert L. Seelig	23,846		29,646
Lowndes A. Smith	2,902		2,902
Gary C. Tolman	2,370		2,370

All directors, Named Executive Officers and all other executive officers as a group (16 persons)	151,728		167,222

(a)   Share ownership information for Messrs. Barrette, Foy, Linker and Miller is based on information provided to the Company by each of them, respectively.

(b)   The common shares shown as beneficially owned by (1) Mr. Barrette and (2) all directors, Named Executive Officers and all other executive officers as a group represent 1.0% and 4.0% of the total common shares outstanding at April 2, 2018, respectively.  No other director or executive officer beneficially owned 1% or more of the total common shares outstanding at that date.  Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act.

(c)   Common shares shown as economically owned include common shares beneficially owned and target unearned performance share awards, less any common shares in which the owner disclaims a pecuniary interest.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this CD&A, we review the philosophy of White Mountains’s executive compensation program, the compensation process, the program’s elements and the 2017 and 2018 compensation decisions for our current named executive officers:

•    Manning Rountree, CEO as of March 1, 2017

•    Reid Campbell, EVP and CFO as of May 17, 2017

•    Robert Seelig, EVP and General Counsel

•    Brian Palmer, Managing Director and CAO

In addition, under applicable SEC rules, we also are required to discuss the 2017 compensation decisions for the following former named executive officers:

•    Ray Barrette, former Chairman and CEO, who served through March 1, 2017

•    David Foy, former CFO, who served through May 16, 2017 and remained an employee until December 31, 2017

•    David Linker, former President of WM Advisors, who served through November 2017 and remained an employee until January 31, 2018

•    Michael Miller, CEO of OneBeacon, who ceased to be an executive officer of White Mountains upon the closing of the sale of OneBeacon on September 28, 2017

Unless otherwise noted, the term named executive officer as used in this CD&A does not include Messrs. Barrette, Foy, Linker and Miller, the term “CEO” refers to Mr. Rountree, the term “CFO” refers to Mr. Campbell and the term “Committee” refers to the Compensation Committee of the Board of Directors of White Mountains.

Background

White Mountains is engaged in the business of making opportunistic and value-oriented acquisitions of businesses and assets in the insurance, financial services and related sectors, operating these businesses and assets through our subsidiaries and, if and when attractive exit valuations become available, disposing of these businesses and assets.

In recent years, White Mountains has sold a number of its businesses—OneBeacon, Tranzact, Sirius and Symetra—as buyers made compelling offers that resulted in roughly $1.4 billion of transaction gains that drove strong growth in adjusted book value per share (“ABVPS”) during 2015-2017.  As a result of these sales, the Company finds itself in a period of transition as management works to intelligently redeploy and distribute the transaction proceeds.  Pro forma for the OneBeacon sale, as of May 2017 the Company had an undeployed capital position of $3.1 billion on a capital base of $4.2 billion.  In addition, the Company’s remaining businesses generated much lower revenues than the sold businesses, and the high level of undeployed capital implies a low single digit go-forward rate of growth in ABVPS, at least in the short term. We expect returns to normalize and revenues to grow over several years, as undeployed capital is deployed in new opportunities or distributed.  The Company remains focused on economics and creating shareholder value, while targeting redeployment in its areas of expertise: primarily insurance, broader financial services and adjacent sectors.  The Company remains value-oriented, opportunistic and highly flexible.

In making compensation grants in early 2018 and setting related performance targets, the Committee took account of the stage of transition of the Company, including the level of deployed and undeployed capital and the expected run rate returns thereon, and made assumptions regarding the timing and magnitude of redeployment and distributions consistent with the Company’s communications with shareholders in May 2017.  In particular, for the new incentive grants, which were the first grants made after the completion of all the aforementioned sales, the Committee decreased the total target number of shares granted under the long-term incentive plan by roughly 24% and increased the performance target applicable to the new performance share cycle by 1 point over the prior cycle.  In addition, the Committee considered the feedback received from owners through the Company’s shareholder outreach conducted in May 2017 and the vote levels from the 2017 “say-on-pay” proposal. The Committee will strongly consider the feedback and vote levels when determining the appropriateness and amounts of any future separation payments to executives.  The Committee has determined that separation payments relating to periods after the date of separation generally will be limited to no more than target levels.

May 2017 Shareholder Engagement

Following the announcement of the OneBeacon sale in May 2017, the Company published an investor presentation and held meetings with a number of the Company’s shareholders.  The presentation discussed (1) the transformation of the Company through the previously discussed sales of businesses over the course of the 2015-2017 performance cycle, (2) capital management activities, (3) management changes, and (4) expectations for the Company going forward, including lower run rate returns and revenues, particularly until capital generated from the sale transactions is redeployed.

At about the same time, in advance of the Company’s annual general meeting held on May 25, 2017, certain proxy advisory firms recommended that shareholders vote against the Company’s “say-on-pay” proposal.  In light of the recommendations, the Company’s management met with 14 shareholders who held roughly 51% of the Company’s shares to discuss the recommendations and address questions about the Company’s compensation program, including the cash retirement payment made to Mr. Barrette that is discussed below.  In general, these shareholders understood the basis for the Company’s compensation actions in conjunction with the sales of businesses and the strong transaction gains that the Company produced and indicated they would vote in favor of the “say-on-pay” proposal.

At the 2017 Annual Meeting, 68% of shareholders voted in favor of the “say-on-pay” proposal (65% after giving effect to the voting cutback applicable to certain shareholders).  The Committee noted that, although a meaningful majority of shareholders voted in favor of the “say-on-pay” proposal, a reasonable minority of owners voted against the proposal.  The Committee took account of shareholder feedback and these vote levels and, in the future, will strongly consider them when determining the appropriateness and amounts of any future separation payments to executives.  The Committee has determined that separation payments relating to periods after the date of separation generally will be limited to no more than target levels.

Philosophy

Our executive compensation policies are designed with the primary goal of maximizing shareholder value over long periods of time.  We believe that this goal is best pursued by utilizing a pay-for-performance program that closely aligns the financial interests of management with those of our shareholders and encourages appropriate risk taking.  We accomplish this by emphasizing variable long-term compensation, the value of which is tied to performance over a number of years rather than entitlements (such as base salary, pensions and employee benefits).  To that end, the Committee has established base salaries and target annual bonuses for our executives that tend to be lower than those paid by comparable property and casualty insurers and reinsurers, while granting the bulk of an executive’s target compensation as long-term incentive compensation.

We generally have structured our long-term incentive compensation as performance shares and restricted shares, which reward company-wide performance.  The number of WTM common shares earned from a grant of performance shares can be from 0x to 2x the target number granted.  The metric we use to measure performance is our after-tax annual growth in compensation value per share over the performance cycle (“CVPS”, which is defined by the Committee as the average of growth in ABVPS and growth in “intrinsic business value per share”, which is the ABVPS including franchise value and certain other adjustments).  The market value of our shares is not included as a measure of performance, but it determines the value of performance and restricted share awards.  The Committee focuses on performance metrics that relate to growth in book value per share because it believes these are the best metrics for valuing insurance and reinsurance companies.  As Benjamin Graham said in his famous quote: “In the short run, the market is a voting machine, but in the long run it is a weighing machine.”

Performance shares and restricted shares typically are granted annually, and performance is tied to a three-year period.  Under our long-term incentive programs, at any given time an executive usually has three overlapping cycles running.  This approach avoids cliffs that could foster a short-term outlook and also serves as an effective retention tool.

From year-to-year when we make new long-term incentive grants, we typically adjust the target number of shares granted to individual employees to reflect the change in CVPS during the prior year, rather than focusing on changes in market values.  This is consistent with our view that the change in book value per share and related metrics provides a better view of the change in value of the Company than short-term market price fluctuations.  In addition, we generally limit total annual share grants to employees to less than 1% of the Company’s outstanding shares.  For both the 2017-2019 and 2018-2020 cycles, we adhered to this guideline.

When making new long-term incentive grants, the Committee assesses the impact of different performance scenarios on potential realizable compensation.  Further, in order to test our beliefs about the size of the awards we make and their variability, annually the Committee has reviewed and considered a systematic analysis prepared by management of the public disclosures about compensation made by other property and casualty insurers and reinsurers that the Committee considers to be peers.  The focus of the analysis is not on benchmarking, but rather on the variability, structure and levels of compensation at those companies at differing levels of performance.  The companies included in the analysis presented to the Committee prior to it making compensation decisions in 2018 were:

• Alleghany Corporation	• Everest Re Group
• Arch Capital Group	• Markel Corp
• Argo Group	• RenaissanceRe Holdings
• Aspen Insurance Holdings	• Selective Insurance Group
• Axis Capital	• Validus Holdings
• Cincinnati Financial	• W. R. Berkley
• CAN Financial	• XL Group

The Company uses this group of companies as it reflects traditional competitors of White Mountains.  The Committee regularly evaluates the continuing appropriateness of this group and, although the Company is going through a period of transition as management works to redeploy and distribute the sales proceeds, the Committee believes this group currently remains appropriate.  The Committee concluded that the analysis supported its view that the Company’s compensation programs are appropriately sized and more variable than most other insurers, have fewer fixed elements of compensation and perquisites, and do not lead to significant rewards for poor performance.

To measure value sharing, in light of the significant sales of businesses over the past couple of years, the amount of undeployed capital, and the resulting change in the profile of the Company, the Committee has begun focusing on run rate “at target” compensation expense relative to the capital base.  In 2015, 2016 and 2017, the at target run rate compensation expense was 1.3%, 1.4% and 1.6% of total capital.  Despite the substantial shrink in the capital base as a result of the return of over $1.6 billion to shareholders in 2016 and 2017, the 2018 run rate expense is back down to 1.3% of total capital as the Company has aggressively managed total compensation expense while working to redeploy the proceeds of the sale transactions.

The Committee believes that the compensation structures that have been developed for the Company closely align the financial interests of management with those of our shareholders and encourage appropriate, but not excessive, risk taking.

Our Compensation Process

The Committee is responsible for approving our compensation practices that affect executive officers, and it specifically approves all compensation for our executive officers and for any employee with target annual compensation in excess of $1.5 million.  Our CEO annually presents the Committee with his evaluation of our executives, their individual performances, responsibilities, and the contributions they made to the Company’s accomplishments over the past year, as well as over the last long-term incentive plan cycle and his expectations for the future and succession plans.  In connection with this evaluation, the CEO presents the Committee with his recommendations for establishing the compensation for these executives for its consideration.  The Committee assesses the performance, responsibilities, and contributions of the CEO, considers CEO succession plans, and sets the compensation of the CEO.

With the exception of significant promotions and new hires, compensation matters are usually addressed at the first meeting of the Committee each year (typically late February) following the availability of financial results for the prior year and the current year’s financial plan.  This allows us to determine the results of prior period grants and to set targets for the current year and newest long-term performance cycle.  Performance cycles for long-term compensation typically run for three years beginning on January 1st of the year of grant.

Tax Considerations.  Because Mr. Tolman did not satisfy certain requirements of Section 162(m) to be considered an “outside director” for purposes of that rule, the Committee formed the Performance Compensation Subcommittee (the “Subcommittee”) comprised of the other members of the Committee, each of whom met the requirements to be considered an outside director for purposes of Section 162(m).  The Subcommittee administers and approves all performance-based compensation awards made prior to the enactment of the Tax Cuts and Jobs Act of 2017 (the “TCJA”) in order to maintain favorable tax treatment of such awards to the extent applicable. However, the Company may establish compensation that is not tax deductible if in the Committee or Subcommittee’s judgment doing so better promotes its objectives.  Further, as a Bermuda-domiciled company, we do not receive a tax deduction for compensation paid to employees of White Mountains Insurance Group, Ltd. and, accordingly, the limitation of Section 162(m) does not impact compensation paid to our named executive officers who are employees of non-U.S. companies. With the elimination of the performance-based compensation exception from the limits of Section 162(m) under the TCJA, the Committee will administer and approve compensation grants made in 2018 and beyond.

Significant Corporate Transactions in 2017 and During the 2015-2017 Long-term Incentive Cycle

Over the course of the 2015-2017 performance cycle, White Mountains sold its interest in four major businesses generating $1.4 billion of transaction gains.  Over the three-year period, ABVPS grew from $664 to $915, representing an annualized ROE of 11.4%, including dividends. In 2017, ABVPS grew from $789 to $915, an ROE of 16.1%, including dividends.

In 2017, OneBeacon agreed to be acquired by Intact Financial for $1.7 billion, or 1.7x book value.  In exchange for our 76% stake, we received cash proceeds of about $1.3 billion and recorded an after-tax gain of $555 million.  Over the 16 years from acquisition to sale, White Mountains’s returns on the OneBeacon investment were a 14% after-tax IRR (vs. an S&P 500 annual total return of 6%) and a 2.5 multiple of invested capital.  With the timing and structure of the transaction, we avoided the significant catastrophe losses resulting from the difficult Atlantic hurricane season and the other natural catastrophes experienced by most other insurers and reinsurers.

In 2016, White Mountains sold Tranzact after a 20-month hold generating an $82 million after-tax gain in adjusted book value ($16 per share) and a 35% IRR.

In 2015, White Mountains agreed to sell its reinsurance business, Sirius Group, to China Minsheng Investments for approximately $2.6 billion.  The transaction closed in 2016, and White Mountains recorded a total after-tax gain on the sale of $477 million. Over White Mountains’s 20-year history with its reinsurance business, we managed to produce an after-tax IRR of 11%.

Also in 2015, Symetra Financial agreed to be sold to Sumitomo Life.  White Mountains recorded a total after-tax gain relating to the sale of $270 million and generated a 15% IRR over its 11-year ownership period, more than double the S&P 500 return over during that time.

These four transactions generated total proceeds of $4.2 billion and resulted in undeployed capital of roughly $3.1 billion at May 2017 pro forma for the OneBeacon transaction.  As discussed with shareholders through an investor presentation and meetings in May 2017, management expects to shrink the Company over the medium term by distributing $1.5 billion to $2 billion of undeployed capital.  To that end, in 2017 the Company returned $724 million to owners while reducing outstanding shares by 832,725.  In addition, management is seeking to deploy $200 million annually in new opportunities, though we expect these deployments to be lumpy.  In 2017, approximately $275 million was deployed in/committed to new business opportunities. In total, about $1.0 billion was returned or deployed, bringing year-end undeployed capital to $2.1 billion.

Compensation for 2017

The principal elements of compensation for our executives in 2017—long-term incentive compensation, base salary, and annual incentive bonuses—are discussed below.

2017 Target Annual Direct Compensation Mix

1.            Base Salary

As discussed above under “Philosophy”, the Company’s compensation program emphasizes variable long-term incentive compensation, rather than entitlements.  Accordingly, we pay our executive officers salaries that we believe to be below-market.  In 2008, we limited base salaries to a maximum of $500,000.  Each of our Named Executive Officers currently receives a salary of $500,000, other than Mr. Palmer who receives a salary of $400,000.

2.            Annual Incentive Bonuses

We provide annual bonus opportunities to our executive officers.  Each Named Executive Officer participates in the annual bonus pool applicable to the parent holding companies.  For 2017, the target bonus pool was $4.2 million for 38 employees. The awarded bonus pool size can range from 0% to 200% of target, depending upon performance.  Individual bonuses can vary widely around the pool average based on individual performance and no cap (other than the size of the pool) applies to any single individual

For the Named Executive Officers, the annual incentive bonus is designed to reward company-wide performance and the individual NEO’s contributions to those results.  The Committee did not set a quantitative target in 2017 and instead established the size of the awarded pool based on a qualitative assessment of the Company’s performance during the year based on its judgment.  The Committee believes that using a qualitative assessment rather than a quantitative target for the Company’s annual bonus is appropriate given that the Company seeks to maximize shareholder value over long periods of time, whereas quantitative results over a one-year period do not necessarily provide a full picture of the performance of the Company.  In addition, and reflecting this, annual bonus opportunity reflects a small proportion of the total compensation opportunity of our executive officers (e.g., less than 10% of the total compensation opportunity in the case of our CEO and EVPs), with the bulk of our executive officers’ compensation opportunity tied to long-term incentives. For 2017, the Named Executive Officers had target annual bonuses of 75% of salary, which was unchanged from the prior year.

Based on the Company’s strong performance in 2017, the Committee awarded a bonus pool of 175% of target, which equaled $7.4 million.  Among the items considered by the Committee in awarding the bonus pool were:  (1) the Company’s 15% growth in adjusted book value per share for compensation purposes (which reflects in 2017 the full amount of the Wobi write down), (2) 8% growth in intrinsic business value per share (including the full amount of the Wobi write down), (3) the large gain on the well-timed sale of OneBeacon, and (4) strong investment results that were well above benchmarks and plan.  Messrs. Rountree and Seelig received lower percentage bonuses in order to free up additional money in the bonus pool for more junior employees.

	Target Bonus	Earned Bonus	% of Target
Rountree	$375,000	$500,000	133%
Campbell	$375,000	$750,000	200%
Seelig	$375,000	$500,000	133%
Palmer	$300,000	$600,000	200%

3.            Long-Term Incentive Compensation

New Grants for the 2017-2019 Performance Cycle.  For the CEO and each named executive officer recipient of a long-term incentive grant for the 2017-2019 performance cycle, the new grants were allocated 50% as performance shares and 50% as restricted shares, which generally was the same allocation as in 2016.  The Subcommittee established a target of 5% annual growth in CVPS as the performance target that would result in the payout of 100% of the target performance shares.  Annual growth of 1% or less would result in a payout of 0%, and annual growth of 9% or more would result in a payout of 200%.  In setting this performance scale, the Subcommittee took account of the level of deployed and undeployed capital (and the expected run rate returns thereon) and made assumptions regarding the timing and magnitude of redeployment and distributions of undeployed capital consistent with the Company’s communications with shareholders in May 2017.

In total, the WTM performance share and restricted share grants made to all employees of the Company for the 2017-2019 performance cycle totaled approximately 0.8% of the then outstanding shares, within the Committee’s 1% guideline.

CEO.  Mr. Rountree became CEO of the Company on March 1, 2017.  Previously, Mr. Rountree served as EVP of the Company and President of WM Capital.  Mr. Rountree’s promotion to CEO occurred at the same time as the board meeting at which compensation decisions for the year were made.  After reviewing Mr. Rountree’s historical compensation, his share ownership, his existing incentives, compensation granted to CEOs at other property and casualty (re)insurance companies, and the historical run rate compensation level of WTM’s CEO (i.e., in 2015 and prior, which was before the former CEO’s 2016 compensation package was reduced as he moved toward retirement), the Subcommittee determined to grant him 2,900 target performance shares and 2,900 restricted shares for the 2017-2019 performance cycle.  The grant date market value was approximately $5.5 million.  The number of performance shares that will be earned will be determined after the end of 2019 based on the Company’s performance over the cycle compared to the target described above.  The 2017-2019 restricted shares will vest on January 1, 2020, subject to Mr. Rountree’s continued employment.

Named Executive Officers.  In the case of Messrs. Campbell, Seelig and Palmer, in determining the amount of new long-term incentive compensation grants for 2017, the Committee assessed each executive’s scope of authority and ability to impact the success of the Company.  Based on the Committee’s general experience and the recommendation of the CEO, the Committee established a grant level that it believed was appropriate to reflect each such executive’s expected contribution to the Company over the next performance cycle.

Reid Campbell.  Mr. Campbell became EVP and CFO of the Company in May 2017.  Previously, he was a Managing Director of WM Capital and the President of WM Advisors.  For the performance cycle from 2017-2019, Mr. Campbell originally was granted 2,000 WTM performance shares and 2,000 restricted shares.  The grant date market value was approximately $3.8 million.  In connection with his promotion to CFO in May 2018, the Subcommittee granted Mr. Campbell an additional 250 target performance shares and 250 restricted shares in each open cycle.  The grant date market value of the total additional grants was approximately $1.3 million.  The number of performance shares that will be earned in the 2017-2019 cycle will be determined after the end of 2019 based on the Company’s performance over the cycle compared to the target described above.  The 2017-2019 restricted shares will vest on January 1, 2020, subject to Mr. Campbell’s continued employment.

Robert Seelig.  Mr. Seelig is EVP and General Counsel of the Company.  For the performance cycle from 2017-2019, Mr. Seelig was granted a total of 2,000 WTM performance shares and 2,000 restricted shares.  The total grant date market value was approximately $3.8 million.  The number of performance shares that will be earned will be determined after the end of 2019 based on the Company’s performance over the cycle compared to the target described above.  The restricted shares will vest on January 1, 2020, subject to Mr. Seelig’s continued employment.

Brian Palmer.  Mr. Palmer is Managing Director and Chief Accounting Officer of the Company.  For the performance cycle from 2017-2019, Mr. Palmer was granted a total of 560 WTM performance shares and 560 restricted shares.  The total grant date market value was approximately $1.1 million.  The number of performance shares that will be earned will be determined after the end of 2019 based on the Company’s performance over the cycle compared to the target described above.  The restricted shares will vest on January 1, 2020, subject to Mr. Palmer’s continued employment.

Payout of 2015-2017 Performance Cycle.  For the 2015-2017 performance cycle, long-term incentives were granted to the NEOs as follows: 50% as performance shares and 50% as restricted shares.  For the performance shares, which matured at the end of 2017, 8% annual growth in CVPS was the performance target for a payout of 100% of the target performance shares.  Annual growth of 2% or less would have resulted in a payout of 0% and annual growth of 14% or more would have resulted in a payout of 200%.  At its meeting in March 2018, based on an average annual growth in CVPS of 10.7%, the Subcommittee confirmed that the payout that was earned was 145% of target.

2015-2017 Performance Share Cycle

	Target Shares	Performance Scale (min/target/max)	Actual Annual Performance	Payout %	Shares Earned
Rountree	3,000	2%-8%-14%	10.7%	145%	4,350

Campbell	2,750	2%-8%-14%	10.7%	145%	3,988

Seelig	2,500	2%-8%-14%	10.7%	145%	3,625

Palmer	700	2%-8%-14%	10.7%	145%	1,015

2018 Compensation Actions

New Long-Term Incentive Grants and Annual Bonus Program

In March 2018, the Committee made new long-term incentive grants to and established annual bonus target levels for the Named Executive Officers based on the same factors described above with respect to grants made in 2017.  The 2018 target annual bonus pool is $4.6 million for 37 employees.  The Committee granted 26,900 target shares for the 2018-2020 performance cycle.  This amount was down substantially from the 2017-2019 and 2016-2018 cycles, when the Subcommittee granted 35,275 and 45,460 target shares, respectively. In total, the WTM performance share and restricted share grants made to all employees of the Company for the 2018-2020 performance cycle totaled approximately 0.7% of the then outstanding shares, within the Committee’s 1% guideline.  The new long-term incentive grants were allocated 50% as performance shares and 50% as restricted shares, which was the same allocation as in 2017.

With approximately $2.1 billion of undeployed capital at year-end 2017, deploying capital intelligently remains the key job for the Company’s management team.  Taking account of the level of deployed and undeployed capital (and current expected run rate returns thereon) and reasonable assumptions regarding the timing and magnitude of redeployment and distributions of undeployed capital, the Committee determined that 6% annual growth in CVPS is an appropriately challenging target for a payout of 100% of the target shares for the 2018-2020 performance cycle.  Annual growth of 2% or less would result in a payout of 0%, and annual growth of 10% or more would result in a payout of 200%.

Performance Cycle	Target Shares Granted	% Change from Prior Year	Performance Target (min/target/max)
2016-2018	45,460	(23)%	0%-4%-8%
2017-2019	35,275	(22)%	1%-5%-9%
2018-2020	26,900	(24)%	2%-6%-10%

The Committee believes this target and scale properly balance the competing incentives (i) to deploy or distribute undeployed capital aggressively and (ii) to remain patient for good opportunities.  This target is an increase of 1 point from the target for the previous cycle.  The Committee expects targets for future performance share cycles to increase as the level of undeployed capital normalizes over time.

Compensation Actions Relating to Former Executive Officers

Former CEO

Mr. Barrette retired as Chairman and CEO on March 1, 2017.  As discussed in the Company’s Compensation Discussion and Analysis included in the Company’s Proxy Statement last year, in connection with Mr. Barrette’s retirement, the Company entered into a letter agreement (the “Agreement”) with him.  Pursuant to the agreement, the Company agreed to pay Mr. Barrette (i) a cash bonus for 2017 equal to $187,500 and (ii) a cash retirement payment equal to approximately $21 million.  Mr. Barrette’s unvested long term performance shares and restricted shares were canceled in connection with his retirement. The Agreement also provides that Mr. Barrette will be subject to certain restrictive covenants regarding competition, solicitation and disparagement that apply through December 31, 2018.

Other Former Executive Officers

David Foy.  In connection with Mr. Campbell’s promotion to CFO in May 2017, Mr. Foy became an advisor to senior management and entered into an employment agreement with the Company dated May 2, 2017, which predated the Company’s shareholder engagement later that month.  The agreement provided for his employment through December 31, 2017 at which point he retired from the Company.  Under the terms of the agreement, and following his execution of a release agreement and a non-compete/non-solicit agreement, Mr. Foy’s 3,000 performance shares for the 2015-2017 performance cycle and 2,900 performance shares for the 2016-2018 performance cycle were canceled and in lieu thereof he was paid the cash value of 8,850 shares.  This was equivalent to such shares being paid out at 150% of target, which was the estimated payout level of these two cycles at the time of the agreement after giving effect to the gain resulting from the sale of OneBeacon.  In addition, his outstanding restricted shares for those cycles vested.  Mr. Foy received an annual bonus for 2017 of $656,250, which equaled 175% (the average pool percentage) of his target bonus.  Because Mr. Foy remained employed through the end of 2017, the only additional payouts that he received under his employment agreement that he would not have otherwise earned were the vesting of his long-term incentive grants for the 2016-2018 performance cycle.  The Committee believes this was appropriate in light of his 14 years of service to the Company and his assistance in ensuring a smooth transition as Mr. Campbell became CFO.

David Linker.  In November 2017, in connection with the reorganization of the Company’s investment operations following the sale of OneBeacon, Mr. Linker ceased to be an executive officer of the Company, although he remained an employee of the Company.

For the 2015-2017 cycle, Mr. Linker was granted 1,725 target performance shares and 1,725 restricted shares.  Based on performance targets applicable to White Mountains Advisors, the performance shares paid out at 148% of target and he earned 2,553 performance shares.  The restricted shares vested on January 1, 2018.  In addition, for 2017 Mr. Linker earned a bonus of $825,000, which was 132% of his target bonus.  Lastly, for the performance cycle from 2017-2019, Mr. Linker was granted 1,500 WTM performance shares and 1,500 restricted shares.  The total grant date market value was approximately $2.8 million.

Michael Miller.  In September 2017, Mr. Miller ceased to be an executive officer of the Company as he remained the CEO of OneBeacon upon completion of the OneBeacon sale.

Following the OneBeacon initial public offering (the “OB IPO”) in November 2006, the Committee determined that it would fully delegate to the OneBeacon Compensation Committee (the “OneBeacon Committee”) authority for the compensation of OneBeacon’s officers, including those who might be Named Executive Officers of the Company.  Accordingly, the OneBeacon Committee was responsible for compensation actions for Mr. Miller.

In February 2017, for the 2017-2019 performance cycle, the OneBeacon Committee granted Mr. Miller (1) 26,250 OneBeacon performance units with a target value of $2,650,000 and (2) 96,200 OneBeacon restricted shares.  In addition, upon the closing of the OneBeacon sale, the OneBeacon Committee awarded Mr. Miller a $4,000,000 bonus in light of the success of the transaction and to recognize that OneBeacon’s compensation programs did not otherwise incentivize management to pursue a sale of OneBeacon.

Clawback Policy

The Company has adopted a clawback policy applicable to bonuses and long-term incentive awards.  If the Company is required to restate any financial statement included in an SEC filing as a result of an employee’s misconduct, the Board may, without prejudice to any other remedies available to the Company, seek reimbursement of any bonus or long-term incentive award received by such person that relates in whole or in part to any period for which such financial statements were restated.  If the misconduct was fraud, then in addition to other actions the Board mandatorily will seek such reimbursement.

Other Elements of Compensation

Retirement Benefits

We have no active U.S. defined benefit pension plans.  Benefit accruals under all our U.S. qualified defined benefit pension plans and all our U.S. supplemental defined benefit pension plans were frozen for all employees in 2002.

Our Named Executive Officers who are not employees of Bermuda-domiciled entities may participate in our voluntary non-qualified deferred compensation plans whereby they may defer all or a portion of their compensation.  Investment options in these plans are those available in our 401(k) plans, including White Mountains common shares.  None of the investment options offered under these plans provides an above-market rate of interest.

Our employees may participate in our qualified 401(k) plans and eligible employees can participate in a qualified employee stock ownership plan.  We do not provide supplemental retirement benefits to any employees in connection with these plans.

Perquisites

We review the perquisites that our senior management receives.  The primary perquisites include housing allowances in special circumstances and personal use of corporate aircraft.

We allow our Named Executive Officers to use our corporate aircraft from time to time for personal reasons.  The aggregate incremental cost to the Company is included, for proxy reporting purposes, as compensation to the Named Executive Officer.  For tax purposes, we comply with IRS regulations.  We do not “gross-up” our Named Executive Officers for their taxes associated with perquisites, including with respect to personal use of our aircraft.

Our Named Executive Officers also participate in our other benefit plans on the same terms as our other employees.  These plans include medical and health insurance, company paid life insurance and charitable gift matching.

Certain Board Fees

Our Named Executive Officers do not receive director fees for serving on the Company’s board of directors or for serving on the boards of directors of our wholly-owned or majority-owned subsidiaries.  However, those Named Executive Officers who serve on the boards of directors of other companies in which we have a minority interest may receive director fees.  We consider those board fees when evaluating the compensation of our Named Executive Officers.

Employment and Severance Agreements; Change in Control

We have no long-term employment agreements with our Named Executive Officers although, from time to time, we have entered into short-term arrangements with newly hired executives governing their compensation and severance during up to their first three years with the Company.  No such arrangements are in effect with our Named Executive Officers.

Severance benefits, if any, for our Named Executive Officers are determined by the Committee in its sole discretion.  Executive officers of our operating subsidiaries participate in the severance plans, if any, generally applicable at those companies.

If any of our most senior executives were to retire, in order to enable the Company to ensure a smooth transition, to receive a non-compete/non-solicit from the executive and to retain access to valuable knowledge, talents and relationships, we generally will consider entering into arrangements that would permit the executive to earn some or all of such executive’s long-term incentive compensation then outstanding.

We have no standalone change in control agreements with our Named Executive Officers.  However, under our long-term incentive plans, if a change in control of the Company (or a business unit, as applicable) were to occur, certain events, such as involuntary or constructive employment termination or amendments to our incentive plans which are materially adverse to its participants, may cause stock options to become fully exercisable, restricted shares to become immediately vested and performance shares and performance units to become payable in full or in part.  Our plans do not provide for tax gross-ups for excess parachute payments that may result from a change in control.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Gary C. Tolman, Chairman

A. Michael Frinquelli

Edith E. Holiday

Lowndes A. Smith

Summary Compensation Table

The following table presents compensation in 2017, 2016 and 2015 for the Company’s CEO, CFO, its two other most highly compensated executive officers, the former CEO, the former CFO and two additional individuals for whom disclosure would have been provided had they been serving as executive officers at the end of 2017 (collectively, the “Named Executive Officers”):

Name and Principal Position	Year	Salary ($)	Bonus (e) (f) ($)	Stock Awards Granted (g) (h) ($)	Option Awards Granted ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation (i) ($)	Total ($)
Current Executive Officers:
G. Manning Rountree (a)	2017	500,000	500,000	5,492,600	-	-	-	140,524	6,633,124
Chief Executive Officer	2016	345,192	315,000	7,867,577	-	-	-	61,638	8,589,407
Reid T. Campbell (b)	2017	500,000	750,000	5,099,255	-	-	(1,001)	85,682	6,433,936
Executive Vice President & Chief Financial Officer	2016	500,000	315,000	3,055,720	-	-	622	34,409	3,905,751
	2015	500,000	850,000	3,324,450	-	-	(20,432)	30,186	4,684,204
Robert L. Seelig	2017	500,000	500,000	3,788,000	-	-	-	57,654	4,845,654
Executive Vice President & General Counsel	2016	500,000	2,315,000	3,055,720	-	-	-	46,094	5,916,814
	2015	478,846	750,000	3,317,075	-	-	-	40,204	4,586,125
J. Brian Palmer	2017	390,385	600,000	1,060,640	-	-	-	13,475	2,064,500
Managing Director and Chief Accounting Officer

Former Executive Officers:
Raymond Barrette (a)	2017	96,154	187,500	-	-	-	-	21,276,724	21,560,378
Former Chairman and CEO	2016	500,000	337,500	3,819,650	-	-	-	256,539	4,913,689
	2015	500,000	750,000	6,648,900	-	-	-	230,135	8,129,035
David T. Foy (b)	2017	500,000	656,250	-	-	-	-	7,716,452	8,872,702
Former Executive Vice President and CFO	2016	500,000	315,000	4,490,694	-	-	-	23,430	5,329,124
	2015	500,000	750,000	3,989,340	-	-	-	140,852	5,380,192
David B. Linker (c)	2017	500,000	825,000	2,841,000	-	-	(6,859)	16,380	4,175,521
President of WM Advisors
T. Michael Miller (d)	2017	503,846	4,000,000	1,569,984	-	-	-	199,002	6,272,832
President and CEO of OneBeacon

(a)         On March 1, 2017, Mr. Rountree was appointed Chief Executive Officer of the Company and as a member of the Board.  Mr. Barrette retired from the Company on that date.

(b)         On May 16, 2017, Mr. Campbell was appointed Chief Financial Officer of the Company.  Mr. Foy resigned as Chief Financial Officer and as an executive officer of the Company on that date.  Mr. Foy continued to be employed by the Company through December 31, 2017.

(c)          As of November 16, 2017, Mr. Linker ceased to be an executive officer of the Company.

(d)         As of September 28, 2017, Mr. Miller ceased to be an executive officer or employee of the Company as a result of Intact Financial Corporation’s acquisition of OneBeacon Insurance Group (the “OneBeacon Transaction”).  The table presents compensation for Mr. Miller prior to the date of the OneBeacon Transaction.

(e)         For Messrs. Rountree, Campbell, Seelig, Palmer, Barrette, Foy and Linker, the amounts represent annual incentive bonuses earned for the years ended December 31, 2017, 2016 and 2015.  For Mr. Seelig, the amount in 2016 also includes a special award of $2,000,000 earned in connection with the closing of the sale of Sirius Group.  See “Compensation Discussion and Analysis.”

(f)            For Mr. Miller, the amount in 2017 represents a bonus of $4,000,000 earned in connection with the OneBeacon Transaction.

(g)         For Messrs. Rountree, Campbell, Seelig, Palmer, Barrette, Foy and Linker, the amounts represent the grant date market value of WTM performance shares granted in 2017, 2016 and 2015 and WTM restricted shares issued in 2017, 2016 and 2015.  The WTM performance share awards included in the table have a maximum payout of 200% of the shares granted and, at such level, would have a grant date fair value equal to 200% of the amounts shown in the Grants of Plan Based Awards table.    See “Grants of Plan Based Awards” and “Outstanding Equity Awards at Fiscal Year End.”

(h)         For Mr. Miller, the amount represents the grant date market value of OB restricted shares issued in 2017.  See “Grants of Plan Based Awards.”

(i)             See next table for details of All Other Compensation.

All Other Compensation

The following table presents a breakout of “All Other Compensation” included in the Summary Compensation Table for 2017, 2016 and 2015:

Name	Year	Director Fees (a) ($)	Personal use of planes (b) ($)	Restricted stock dividends ($)	Company contributions to 401(k) plan ($)	Employee stock ownership plan ($)	Severance (c) (d) ($)	Legal Fees (e) ($)	Administrative Services (f) ($)	Total ($)
G. Manning Rountree	2017	75,000	45,069	8,800	8,100	3,555	-	-	-	140,524
	2016	37,500	9,469	4,500	6,614	3,555	-	-	-	61,638

Reid T. Campbell	2017	56,250	11,277	6,500	8,100	3,555	-	-	-	85,682
	2016	-	15,129	6,750	8,975	3,555	-	-	-	34,409
	2015	-	11,726	7,000	7,950	3,510	-	-	-	30,186
Robert L. Seelig	2017	-	39,499	6,500	8,100	3,555	-	-	-	57,654
	2016	-	24,439	6,625	11,475	3,555	-	-	-	46,094
	2015	-	22,119	6,625	7,950	3,510	-	-	-	40,204
J. Brian Palmer	2017	-	-	1,820	8,100	3,555	-	-	-	13,475

Raymond Barrette	2017	18,750	45,780	-	1,558	3,555	21,095,738	50,000	61,343	21,276,724
	2016	75,000	161,509	5,000	11,475	3,555	-	-	-	256,539
	2015	75,000	143,675	-	7,950	3,510	-	-	-	230,135
David T. Foy	2017	-	-	5,900	8,100	3,555	7,687,097	11,800	-	7,716,452
	2016	-	-	8,400	11,475	3,555	-	-	-	23,430
	2015	122,140	-	9,375	5,827	3,510	-	-	-	140,852
David B. Linker	2017	-	-	4,725	8,100	3,555	-	-	-	16,380

T. Michael Miller	2017	-	128,673	60,606	6,168	3,555	-	-	-	199,002

(a)         Amounts for Messrs. Rountree, Campbell and Barrette represent director fees paid by BAM.  Amount for Mr. Foy represents director fees paid by Symetra Financial Corporation.

(b)         Amounts represent the aggregate incremental cost to the Company for the use of aircraft that were not otherwise in use for business.  For Company aircraft, the incremental cost is the direct cost per hour multiplied by the number of hours of use.

(c)          In March 2017, Mr. Barrette received a cash payment of $21,095,738 in exchange for his unvested WTM restricted shares and WTM performance shares.

(d)         In May 2017, in connection with his release agreement, Mr. Foy received a cash payment of $7,687,097 in settlement of his unvested WTM performance shares.  In addition, Mr. Foy’s unvested restricted shares became vested.  See “Option Exercises and Stock Vested”.

(e)         Amounts for Messrs. Barrette and Foy represent legal fees White Mountains paid on their behalf in connection with their separation arrangements.

(f)            Amount represents the reimbursement of administrative services for Mr. Barrette pursuant to his separation arrangement.

Grants of Plan-Based Awards

The following table presents grants of plan-based awards granted, except as otherwise noted, under the White Mountains Long-Term Incentive Plan (the “WTM Incentive Plan”) to the Named Executive Officers that received such awards during 2017:

			Non-	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards:	All Other Option Awards:	Exercise	Grant Date
Name	Grant Date	Type of Award	Equity Incentive Plan Awards (#)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (c) (d) (#)	Number of Securities Underlying Options (#)	or Base Price of Option Awards ($/sh)	Fair Value of Stock and Option Awards (e) ($)
G. Manning Rountree	3/1/17	WTM Performance Shares	-	-	-	-	0	2,900	5,800	-	-	-	2,746,300
	3/1/17	WTM Restricted Shares	-	-	-	-	-	-	-	2,900	-	-	2,746,300
Reid T. Campbell	3/1/17	WTM Performance Shares	-	-	-	-	0	2,000	4,000	-	-	-	1,894,000
	3/1/17	WTM Restricted Shares	-	-	-	-	-	-	-	2,000	-	-	1,894,000
	5/25/17	WTM Performance Shares	-	-	-	-	0	750	1,500	-	-	-	655,628
	5/25/17	WTM Restricted Shares	-	-	-	-	-	-	-	750	-	-	655,628
Robert L. Seelig	3/1/17	WTM Performance Shares	-	-	-	-	0	2,000	4,000	-	-	-	1,894,000
	3/1/17	WTM Restricted Shares	-	-	-	-	-	-	-	2,000	-	-	1,894,000
J. Brian Palmer	3/1/17	WTM Performance Shares	-	-	-	-	0	560	1,120	-	-	-	530,320
	3/1/17	WTM Restricted Shares	-	-	-	-	-	-	-	560	-	-	530,320
David B. Linker	3/1/17	WTM Performance Shares	-	-	-	-	0	1,500	3,000	-	-	-	1,420,500
	3/1/17	WTM Restricted Shares	-	-	-	-	-	-	-	1,500	-	-	1,420,500
T. Michael Miller	2/28/17	OB Performance Units	26,250	0	2,625,000	5,250,000	-	-	-	-	-	-	-
	2/28/17	OB Restricted Shares	-	-	-	-	-	-	-	96,200	-	-	1,569,984

Footnotes to Grants of Plan-Based Awards Table

(a)         On February 28, 2017 Mr. Miller was granted OB performance units for the 2017-2019 performance cycle under the OneBeacon Long-Term Incentive Plan.  Each unit has a fixed value of $100.  The performance goals are weighted 67% based on achievement of an average annual 96.5% combined ratio over the award period, and 33% based on achievement of an average annual Growth in Book Value Per Share (“GBVPS”) of 10.0%.  For the portion of the performance goal weighted based on the achievement of an average annual combined ratio, 101.5% or more (Threshold) would result in no payout and 91.5% or lower (Maximum) would result in a 200% payout.  For the portion of the performance goal weighted based on the achievement of an average annual GBVPS, 3% or lower (Threshold) would result in no payout and 17% or more (Maximum) would result in a 200% payout.

(b)         Messrs. Rountree, Campbell, Seelig, Palmer and Linker were granted WTM performance shares for the 2017-2019 performance cycle.  Mr. Campbell was also granted 250 WTM performance shares for the 2016-2018 performance cycle and 250 WTM performance shares for the 2015-2017 performance cycle.  For the 2017-2019 performance cycle, the targeted performance goal for full payment of outstanding WTM performance shares granted under the WTM Incentive Plan for all NEOs, except for Mr. Linker, is a 5% average growth in adjusted book value per share and intrinsic value per share.  Average growth of 1% or less would result in no payout and average growth of 9% or more would result in a payout of 200%.  For Mr. Linker’s grant of WTM performance shares for the 2017-2019 performance cycle, the targeted performance goal for full payment of outstanding WTM performance shares granted under the WTM Incentive Plan is based one-third on average growth in adjusted book value per share and intrinsic value per share (as described above) and two-thirds on achieving a total return on invested assets as measured against metrics based on U.S. Treasury Note.  For the 2016-2018 performance cycle, the targeted performance goal for full payment of outstanding WTM performance shares granted under the WTM Incentive Plan is a 4% average growth in adjusted book value per share and intrinsic value per share. Average growth of 0% or less would result in no payout and average growth of 8% or more would result in a payout of 200%.  For the 2015-2017 performance cycle, the targeted performance goal for full payment of outstanding WTM performance shares granted under the WTM Incentive Plan is an 8% average growth in adjusted book value per share and intrinsic value per share. Average growth of 2% or less would result in no payout and average growth of 14% or more would result in a payout of 200%.

(c)          Messrs. Rountree, Campbell, Seelig, Palmer and Linker were granted WTM restricted shares that vest on January 1, 2020.  Mr. Campbell was also granted 250 WTM restricted shares that vest on January 1, 2019 and 250 WTM restricted shares that vested on January 1, 2018.

(d)         Mr. Miller was granted 24,200 OB restricted shares that vested on February 24, 2018, 24,200 OB restricted shares that vest on February 24, 2019 and 47,800 OB restricted shares that vest on January 1, 2020.

(e)         Represents the grant date fair value (based on a market price on the date of grant) as determined in accordance with ASC Topic 718 without regard to forfeitures.  Assuming a maximum 200% payout, the grant date fair value of the WTM performance shares granted to Messrs. Rountree, Campbell, Seelig, Palmer and Linker would be $5,492,600, $5,099,255, $3,788,000, $1,060,640 and $2,841,000.

Outstanding Equity Awards at Fiscal Year-End

The following table presents outstanding equity awards under the WTM Incentive Plan, except as otherwise noted, to the Named Executive Officers as of December 31, 2017:

		Option Awards					Stock Awards (a)(b)(c)
Name	Type of Award	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
G. Manning Rountree	WTM Performance Shares	-	-	-	-	-	-	-	5,800	9,892,248
	WTM Restricted Shares	-	-	-	-	-	8,800	7,491,264	-	-
Reid T. Campbell	WTM Performance Shares	-	-	-	-	-	-	-	4,500	7,675,020
	WTM Restricted Shares	-	-	-	-	-	7,250	6,171,780	-	-
Robert L. Seelig	WTM Performance Shares	-	-	-	-	-	-	-	4,000	6,822,240
	WTM Restricted Shares	-	-	-	-	-	6,500	5,533,320	-	-
J. Brian Palmer	WTM Performance Shares	-	-	-	-	-	-	-	1,120	1,910,227
	WTM Restricted Shares	-	-	-	-	-	1,820	1,549,330	-	-
David B. Linker	WTM Performance Shares	-	-	-	-	-	-	-	3,000	5,116,680
	WTM Restricted Shares	-	-	-	-	-	4,725	4,022,298	-	-

(a)         Equity incentive plan awards not yet vested at December 31, 2017 for Messrs. Rountree, Campbell, Seelig, Palmer and Linker include 2,900, 2,250, 2,000, 560 and 1,500 target WTM performance shares, respectively, for the 2017-2019 performance cycle and 2,900, 2,250, 2,000, 560 and 1,500 target WTM performance shares, respectively, for the 2016-2018 performance cycle.  Payout values for WTM performance shares are shown at 200% of target for both the 2017-2019 and 2016-2018 performance cycles and based on the December 31, 2017 closing market price ($851.28) including dividends declared since the grant date.

(b)         Stock awards not yet vested at December 31, 2017 for Messrs. Rountree, Campbell, Seelig, Palmer and Linker include 2,900, 2,250, 2,000, 560 and 1,500 WTM restricted shares, respectively, that vest on January 1, 2020; 2,900, 2,250, 2,000, 560 and 1,500 WTM restricted shares, respectively, that vest on January 1, 2019; and 3,000, 2,750, 2,500, 700 and 1,725 WTM restricted shares, respectively, that vested on January 1, 2018.  Market values are based on the December 31, 2017 closing market price ($851.28).

(c)          Excludes WTM performance shares for the 2015-2017 performance cycle, which vested on December 31, 2017.  See “Option Exercises and Stock Vested.”

Option Exercises and Stock Vested

The following table presents option exercises and stock awards vested in 2017 for certain Named Executive Officers.

		Option Awards Exercised		Stock Awards Vested
Name		Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Type of Award		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
G. Manning Rountree		-	-	WTM Performance Shares	(a)	4,350	3,518,280
				WTM Restricted Shares	(b)	2,250	1,881,113
Reid T. Campbell		-	-	WTM Performance Shares	(a)	3,988	3,225,090
				WTM Restricted Shares	(b)	2,250	1,881,113
Robert L. Seelig		-	-	WTM Performance Shares	(a)	3,625	2,931,900
				WTM Restricted Shares	(b)	2,125	1,776,606
J. Brian Palmer		-	-	WTM Performance Shares	(a)	1,015	820,932
				WTM Restricted Shares	(b)	650	543,433
Raymond Barrette	(c)	40,000	4,375,550			-	-
David T. Foy		-	-	WTM Restricted Shares	(b)	3,000	2,508,150
				WTM Restricted Shares	(d)	5,900	5,133,000
David B. Linker		-	-	WTM Performance Shares	(a)	2,553	2,064,866
				WTM Restricted Shares	(b)	1,025	856,951
T. Michael Miller		-	-	OB Restricted Shares	(e)	157,500	2,622,375

(a)         Represents 3,000, 2,750, 2,500 and 700 target WTM performance shares awarded for the 2015-2017 performance cycle to Messrs. Rountree, Campbell, Seelig and Palmer, respectively, which became fully vested on December 31, 2017 at 145% of target.  For Mr. Linker, 1,725 target WTM performance shares awarded for the 2015-2017 performance cycle became fully vested on December 31, 2017 at 148% of target.  Value realized on vesting is based on the average of the high and the low market values of common shares on March 1, 2018, as determined by the Compensation Committee, plus dividends declared since the cycle was granted in 2015.

(b)         The amounts represent WTM restricted shares that vested on January 1, 2017.

(c)          During the first quarter of 2017, Mr. Barrette exercised 40,000 non-qualified options and in exchange received 5,142 common shares, which had a market value equal to the intrinsic value of those options.  The value realized on exercise represents the total intrinsic value for all non-qualified options exercised, which was determined based on the market price of the Company’s common shares on the exercise date less the strike price of $742 per option.

(d)         In May 2017, Mr. Foy’s 5,900 unvested restricted shares became vested in connection with his separation agreement.

(e)         The amount represents OB restricted shares that vested on February 22, 2017.

Pension Benefits

The following table presents the present value of accumulated benefits payable and payments under the OneBeacon Excess Plan for 2017 for participating Named Executive Officers. The table includes the number of years of service credited to the Named Executive Officers, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.  The other Named Executive Officers did not participate in any defined pension plans sponsored by White Mountains.

Name	Plan Name (a)	Number of Years Credited Service (#) (b)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($) (c)
Reid T. Campbell	OneBeacon Excess Plan	1.6	-	5,488
David B. Linker	OneBeacon Excess Plan	1.5	-	63,274

(a)         The OneBeacon Excess Plan was frozen effective December 31, 2002.  White Mountains does not sponsor any other defined benefit pension plans.

(b)         Due to the freeze, Messrs. Campbell’s and Linker’s number of years of credited service and average annual compensation remained the same as they were on December 31, 2002.

(c)          On December 1, 2017, Messrs. Campbell and Linker were paid a single lump sum as part of the termination of the OneBeacon Excess Plan.

Nonqualified Deferred Compensation

The following table presents the contributions, earnings, withdrawals and ending account balances for the Named Executive Officers under the OneBeacon Supplemental Savings Plan for 2017 for participating Named Executive Officers.  The other Named Executive Officers did not participate in any nonqualified deferred compensation plans sponsored by White Mountains.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) in the Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($) (a)	Aggregate Balance at Last Fiscal Year End ($)
Reid T. Campbell	-	-	1,062	8,860	-
David B. Linker	-	-	883	7,361	-

(a)         On October 4, 2017, Messrs. Campbell and Linker were paid a single lump sum as part of the termination of the OneBeacon Supplemental Savings Plan.

Potential Payments Upon Termination or Change in Control

Employment and Severance Agreements

We have no employment agreements with our Named Executive Officers although from time to time we have entered into short-term arrangements with newly hired executives governing their compensation and severance for a period of up to their first three years with the Company.

Long-Term Incentive Plans

Under our long-term incentive plans, certain events, such as retirement, death or disability, or the occurrence of both a change in control of the Company (or a business unit, as applicable) and an involuntary or constructive employment termination or materially adverse amendments to such plans, WTM restricted shares become vested and WTM performance shares become payable in full or in part.  Below is a description of the payments to which each of our Named Executive Officers would be entitled assuming in each case that such events occurred on December 31, 2017.

Voluntary Termination of Employment

Had any of our Named Executive Officers voluntarily terminated their employment on December 31, 2017, their unvested long-term incentive grants would have been cancelled and payments, if any, in respect of those cancelled grants would be made at the sole discretion of the Compensation Committee.

Involuntary Termination of Employment

Had any of our other Named Executive Officers been terminated without cause on December 31, 2017, their outstanding long-term incentive grants would have been cancelled and payments, if any, in respect of those cancelled grants would be made at the sole discretion of the Compensation Committee.

Retirement

Had any of our Named Executive Officers retired on December 31, 2017, their unvested long-term incentive grants would have been cancelled and payments, if any, in respect of those cancelled grants would be made at the sole discretion of the Compensation Committee.

Death or Disability

Had any of our Named Executive Officers employed as of December 31, 2017 died or become disabled on that date, they would have been entitled to pro rata vesting of their WTM performance shares and full vesting of their restricted shares.  Under this scenario, Messrs. Rountree, Campbell, Seelig, Palmer, Foy and Linker would have been entitled to receive $13,684,794, $11,500,352, $10,338,645, $2,894,821, $0 and $7,484,695, respectively.

For purposes of computing the amounts above, the WTM performance shares were valued at the December 31, 2017 common share closing market price ($851.28) including dividends since grant.  The WTM performance shares would vest pro-rated for time and at 100% of target; provided, that in the case of the 2015-2017 performance cycle, values are shown at actual performance of 145%, except for Mr. Linker’s WTM performance shares that are shown at actual performance of 148%.  Restricted shares were valued at the December 31, 2017 common share closing market price.

Change in Control

Had both a change in control of the Company (or a business unit, as applicable) and an involuntary termination, constructive termination or materially adverse amendments to our long-term incentive plans occurred on December 31, 2017 to any of our Named Executive Officers employed as of that date, they would have been entitled to full vesting of their WTM performance shares at up to 200% of target and full vesting of their restricted shares.  Under this scenario, Messrs. Rountree, Campbell, Seelig, Palmer, Foy and Linker would have been entitled to receive $22,509,192, $18,545,340, $16,626,960, $4,655,549, $0 and $12,086,244, respectively.

For purposes of computing the amounts above, the WTM performance shares, including the 2015-2017 performance cycle, were shown at 200% of target.  The WTM performance shares were valued at the December 31, 2017 common share closing market price ($851.28) including dividends since grant.  Restricted shares were valued at the December 31, 2017 common share closing market price.

Our long-term incentive plans do not provide for tax gross-ups for excess parachute payments that may result from a change in control.

Director Compensation

The following table summarizes director compensation for 2017 (for directors other than Named Executive Officers):

Director	Fees Paid in Cash (a) ($)	Stock Awards (b) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation (c) ($)	Total ($)
Yves Brouillette	517	368,026	-	-	-	1,172	369,715
Mary Choksi	101,250	162,466	-	-	-	5,000	268,716
Morgan W. Davis	235,000	305,960	-	-	-	189,000	729,960
A. Michael Frinquelli	175,000	218,543	-	-	-	-	393,543
Edith E. Holiday	175,000	218,543	-	-	-	10,000	403,543
Lowndes A. Smith	235,000	218,543	-	-	-	276,500	730,043
Gary C. Tolman	160,000	218,543	-	-	-	-	378,543

(a)         Named Executive Officers do not receive any additional compensation for their role as a director.  Non-management directors receive an annual retainer of $135,000.  Additional retainers in the following amounts are provided to those directors serving in the following roles: Chairman of the Board ($100,000), Chairman of the Audit Committee ($100,000), Chairman of any other Board committee ($25,000) and members of the Audit Committee ($15,000).  Retainers were paid in cash except for Mr. Brouillette who received an equivalent value in common shares.  Retainers relate to the twelve-month period from May 2017 through April 2018, inclusive, and are typically pro-rated for partial year service.

(b)         On May 25, 2017, all non-management directors, except for Mr. Davis and Ms. Choksi, received an annual grant of 250 common shares and Mr. Brouillette received additional common shares for payment of his retainer.  Mr. Davis received 350 common shares for his role as Chairman of the Board.  Upon her election to the Board on August 24, 2017, Ms. Choksi received a grant of 188 common shares.  All common shares issued were valued at $874.17 per share, except for Ms. Choksi’s shares that were valued at $864.18 per share, the market prices on the dates the shares were granted.

(c)          Amount shown for Mr. Brouillette represents $1,172 in matching payments from a company-sponsored charitable gift program.  Amount shown for Ms. Choksi represents $5,000 in matching payments from a company-sponsored charitable gift program.  Amount shown for Mr. Davis represents $89,000 in fees paid to him as a director of OneBeacon, $60,000 in fees paid to him as a director of Compare.com and $40,000 in fees paid to him as a director of MediaAlpha.  Amount shown for Ms. Holiday represents $10,000 in matching payments from a company-sponsored charitable gift program.  Amount shown for Mr. Smith represents $276,500 in director compensation paid to him as the Chairman of OneBeacon prior to the OneBeacon Transaction.

CEO PAY RATIO

CEO Pay Ratio

Below is (i) the 2017 annual total compensation of our CEO; (ii) the 2017 annual total compensation of our median employee; (iii) the ratio of the annual total compensation of our CEO to that of our median employee, and (iv) the methodology we used to calculate our CEO pay ratio:

CEO Annual Total Compensation	$6,633,124

Median Employee Annual Total Compensation	$88,307

CEO to Median Employee Pay Ratio	75:1

Methodology

Our CEO pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules.  Our methodology and process is explained below:

(1)   Determined Employee Population.  We began with our global employee population as of December 31, 2017, including full-time and part-time workers employed by our company or consolidated subsidiaries, but excluding our CEO.

(2)   Identified the Median Employee.  We calculated compensation for each employee using (i) base annual salary including estimated overtime pay as of December 31, 2017, (ii) cash incentives earned in 2017, (iii) WTM performance shares and WTM performance units vested on December 31, 2017, and (iv) WTM restricted shares vested on January 1, 2018 to identify the median employee.  Compensation paid in foreign currency was translated to the U.S. dollar equivalent based on foreign exchange rates as of December 31, 2017.

(3)   Calculated CEO Pay Ratio.  We calculated our median employee’s annual total compensation for 2017 in accordance with SEC rules for preparing the Summary Compensation Table.  We compared the median employee’s compensation to our CEO’s annual total compensation in the Summary Compensation Table to determine the pay ratio shown above.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Share Repurchases from Related Parties

On July 13, 2017, the Company repurchased 235,000 WTM common shares from Franklin Mutual Advisors for $850.00 per share, the market price at the time the agreement was reached.

Review, Approval or Ratification of Transactions with Related Persons

The Company’s Audit Committee Charter states that the Audit Committee shall approve any related or affiliated person transactions and review disclosures thereof.  In determining whether to approve or reject a related person transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the proposed transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related persons’ economic interest in the transaction.  For purposes of Audit Committee approval, a related person transaction is defined as any transaction that is required to be reported under Item 404 of SEC Regulation S-K.

During 2017, the Audit Committee approved all Transactions with Related Persons occurring since the beginning of the Company’s calendar year.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2017, with respect to the common shares that may be issued under the Company’s existing incentive compensation plans.  Performance shares awarded under the WTM Incentive Plan are typically paid in cash, though they may be paid in the Company’s common shares at the election of the Compensation Committee.  For that reason, this plan is listed in the Equity Compensation Plan Table below.

	(1)	(2)	(3)
Plan category	Number of securities that may be issued upon exercise or vesting of outstanding options, warrants and rights at target	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1))
Equity compensation plans approved by security holders - WTM Incentive Plan:			97,933 (a)

Performance shares	53,480 (b)	$0

(a)    Represents the amount of WTM shares available for issuance at target under the WTM Incentive Plan as of December 31, 2017.  To the extent granted as WTM performance shares, such shares could be earned at 0x to 2x the target number granted and, although typically in cash, may be paid in WTM common shares at the discretion of the Compensation Committee.  As of April 2, 2018, 71,598 common shares remained available for grant, which could result in up to 143,196 common shares being issued.

(b)    Represents the target amount of WTM performance shares outstanding as of December 31, 2017.

AUDIT COMMITTEE REPORT

In connection with the audit of the Company’s financial statements for the year ended December 31, 2017, the Audit Committee has: (1) reviewed and discussed with management and PwC the Company’s audited financial statements for the year ended December 31, 2017, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s audit of the Company’s internal control over financial reporting; (2) reviewed and discussed with PwC the matters required by Statement of Auditing Standards No. 61, as amended; and (3) received the written disclosures and the letter from PwC required by the applicable Public Company Accounting Oversight Board rules and discussed with PwC their independence.

Based on these reviews and discussions, the Audit Committee determined that the non-audit fees billed by PwC for services performed in 2017 and 2016 (as presented herein) are compatible with maintaining their independence.  Further, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC and for presentation to the Members at the 2018 Annual Meeting.

Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements as well as for establishing and maintaining adequate internal control over financial reporting.  The Company’s independent registered public accounting firm, PwC, is responsible for expressing its opinion on the conformity of the Company’s audited financial statements with Generally Accepted Accounting Principles (“GAAP”).  In addition, PwC is responsible for expressing its opinion on the effectiveness of the Company’s internal control over financial reporting.  It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with GAAP; that, as described above, is the responsibility of management and PwC.  In giving its recommendation to the Board, the Audit Committee has relied on (1) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP and (2) the reports of PwC with respect to such financial statements.

The Audit Committee has established a Charter which outlines its primary duties and responsibilities.  The Audit Committee Charter, which has been approved by the Board, is reviewed at least annually, is updated as necessary and is available for viewing at www.whitemountains.com.

Lowndes A. Smith, Chairman

Yves Brouillette

A. Michael Frinquelli

Edith E. Holiday

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee, pursuant to its policy, pre-approves the scope and fees for all services performed by PwC.  Annually, the Audit Committee receives and pre-approves a written report from PwC describing the elements expected to be performed in the course of its audit of the Company’s financials. All other audit, audit-related and non-audit-related services rendered by PwC also require pre-approval, which may be granted in accordance with the provisions of the policy either (a) at a meeting of the full Audit Committee, (b) on an interim basis by the Chairman of the Audit Committee, provided that the requested services are not expressly prohibited and are ratified by the full Audit Committee at its next regularly scheduled meeting, or (c) on a per-project basis through specific compliance with pre-approved definitions of services that do not exceed per-project limits established by the Audit Committee, provided that any such services are authorized by the Company’s General Auditor or his/her designee and that the General Auditor makes a full report of all services pre-approved per the policy at the next regularly scheduled Committee meeting.

It is the intent of the policy to assure that PwC’s performance of audit, audit-related and non-audit-related services are consistent with all applicable rules on auditor independence. As such, services expressly prohibited by the Audit Committee under its policy include bookkeeping or other services related to the accounting records or financial statements of the Company or its subsidiaries; financial information systems design and implementation; appraisal and valuation services; fairness opinions; contribution-in-kind reports; certain actuarial services; internal audit outsourcing services; management functions; human resources; broker-dealer, investment advisor or investment banking services; legal services; and expert services unrelated to the audit.  All services performed by PwC during 2017 and 2016 were pre-approved in accordance with the policy described above.

The services performed by PwC in 2017 and 2016 are described below. PwC does not provide any services to the Company prohibited under applicable laws and regulations, such as financial information systems design and implementation.  From time to time, PwC may perform permissible consulting services for the Company, provided they have been pre-approved in accordance with the policy described above. To the extent consulting services are provided by PwC, they are closely monitored and controlled by both management and the Audit Committee to ensure that their nature and extent do not interfere with the independence of PwC. The independence of PwC is also considered annually by the Audit Committee.

The following table sets forth the approximate aggregate fees billed by PwC for professional services provided in 2017 and 2016:

	2017(e)	2016(e)
Audit Fees (a)	$4,071,541	$3,948,265
Audit-Related Fees (b)	102,215	33,850
Tax Fees (c)	597,114	876,187
All Other Fees (d)	17,415	269,279

(a)     The fees in this category were for professional services rendered in connection with (1) the audits of the Company’s annual financial statements, including the Company’s internal control over financial reporting, included in the Company’s Annual Report on Form 10-K, (2) the review of the Company’s quarterly financial statements included in its Quarterly Reports on Form 10-Q, (3) audits of the Company’s subsidiaries, and (4) services that generally only the Company’s independent registered public accounting firm reasonably can provide, such as comfort letters and consents.

(b)     The fees in this category were for professional services rendered in connection with (1) accounting and reporting consultations related to certain transactions, (2) services in connection with certain transactions and (3) actuarial certifications of loss reserves.

(c)     The fees in this category were for professional services rendered in connection with tax strategy assistance and tax compliance services.

(d)     The fees in this category were for (1) advisory services in connection with the establishment of international operations and international regulatory requirements and (2) access to PwC’s proprietary technical research and tax filing software.

(e)     The fees reported include expense reimbursements of $157,231 and $223,435 in 2017 and 2016, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to SEC rules relating to the reporting of changes in beneficial ownership of common shares, the executive officers, directors and greater than 10% Members are believed to have filed all reports required under Section 16(a) of the Exchange Act on a timely basis during 2017.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, in this Proposal 2 we are asking you to provide approval, on an advisory basis, of the compensation of the named executive officers as disclosed in the section of this proxy statement titled “Executive Compensation”.  You are being asked to vote on the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the company’s proxy statement dated April 10, 2018, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The Board of Directors believes that the compensation policies and practices described in the Compensation Discussion & Analysis are effective in achieving the Company’s primary goal of maximizing shareholder value over long periods of time, as well as motivating and retaining our key executives.  The compensation of our named executive officers is heavily weighted toward variable long-term compensation, the value of which is tied to performance over a number of years.

We urge you to read the Compensation Discussion & Analysis, beginning on page 13 of this proxy statement, as well as the 2017 summary compensation table and related compensation tables and narrative, beginning on page 23, which provide detailed information on the Company’s compensation policies and practices and the compensation of our named executive officers.

Although the vote is non-binding, the Board of Directors and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

The Board recommends a vote FOR Proposal 2 which calls for the approval of the advisory resolution on executive compensation.

PROPOSAL 3

APPROVAL OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018

Subject to Member approval, the Audit Committee of the Board has appointed PwC as the Company’s independent registered public accounting firm for 2018.  Further, Members are being asked to authorize the Audit Committee to negotiate and fix the remuneration to be paid to PwC in connection with its service.  Representatives from PwC will attend the 2018 Annual Meeting, will be provided with the opportunity to make a statement and will be available to answer appropriate questions.

The Board recommends a vote FOR Proposal 3 approving the appointment of PwC as the Company’s Independent Registered Public Accounting Firm for 2018.

OTHER MATTERS

Manner of Voting Proxies

Common shares represented by all valid proxies received will be voted in the manner specified in the proxies.  Where specific choices are not indicated, the common shares represented by all valid proxies received will be voted in accordance with the Board’s recommendation for each of the proposals named earlier in this Proxy Statement.

In the case of common shares held in employee benefit plans, the trustee will typically vote all common shares within such plans in direct proportion to those common shares actually voted by plan participants.

Should any matter not described above be acted upon at the meeting, the persons named in the proxy card will vote in accordance with their judgment.  The Board knows of no other matters which are to be considered at the 2018 Annual Meeting.

Votes Required for Approval

With respect to the election of directors, the nominees will be elected if the number of votes cast “for” such director exceeds the number of votes cast “against” that director. If a director in an uncontested election receives less than a simple majority of votes cast “for” his election, the director is required to submit a letter of resignation to the Board of Directors, which the Board may either accept or reject in accordance with the Company’s Bye-laws.  The majority vote standard is not applicable to contested director elections, which are determined by a plurality of the votes cast. A plurality of votes cast means that the proposed director receiving the highest number of affirmative votes is elected, irrespective of how small the number of affirmative votes is in comparison to the total number of shares voted.  The other proposals require the affirmative vote of a majority of the voting power held by holders of common shares present at the 2018 Annual General Meeting, in person or by proxy, provided a quorum is present.

Inspectors of Election

Computershare Trust Company, N.A., 480 Washington Boulevard, 26th Floor, Jersey City, New Jersey 07310, has been appointed as Inspectors of Election for the 2018 Annual Meeting.  Representatives of Computershare will attend the Annual Meeting and receive votes and ballots, supervise the counting and tabulating of all votes and ballots and determine the results of the vote.

Costs of Solicitation

The solicitation of proxies will be made primarily by mail; however, directors, officers, employees and agents of the Company may also solicit proxies by telephone, internet or personal interview.  Solicitation costs will be paid by the Company.  Upon request, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxy materials to their principals.

Delivery of Documents to Members Sharing an Address

SEC regulations permit a single set of the Annual Report and Proxy Statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family.  Each Member will continue to receive a separate proxy card.  This procedure, referred to as house-holding, reduces the volume of duplicate information shareholders receive and reduces our mailing and printing costs.  Those Members who desire additional copies of this document or would like to receive separate copies of this document in the future should contact their bank, broker or other holder of record or the Corporate Secretary at the address presented under “Available Information” below.

Available Information

The Company is subject to the informational reporting requirements of the Exchange Act.  In accordance therewith, the Company files reports, proxy statements and other information with the SEC.  The Company will provide to any Member, upon request and without charge, copies of all documents (excluding exhibits unless specifically requested) filed by the Company with the SEC as well as the Charter of any of the Company’s various committees of the Board.  Written or telephone requests should be directed to the Corporate Secretary, White Mountains Insurance Group, Ltd., A.S. Cooper Building, 26 Reid Street, Hamilton HM 11, Bermuda, telephone number (441) 278-3160.  Additionally, all such documents are physically available at the Company’s registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda and are available at www.whitemountains.com shortly after such material is electronically filed with or furnished to the SEC.

Availability of Proxy Materials

Proxy materials for the 2018 Annual General Meeting, including the Chairman’s Letter, Notice of 2018 Annual General Meeting of Members and Proxy Statement and the 2017 Management Report are available online for viewing and downloading at: www.edocumentview.com/wtm.

Offices of the Company

The Company’s headquarters is located at A.S. Cooper Building, 26 Reid Street, Hamilton HM 11, Bermuda, its principal executive office is located at 80 South Main Street, Hanover, New Hampshire 03755, and its registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

Proposals by Members for the 2018 Annual Meeting of Members

Member proposals (other than proposals nominating director candidates for which the procedures for are outlined on page 8) must be received in writing by the Secretary of the Company no later than Tuesday, December 11, 2018 and must comply with the requirements of SEC Rule 14a-8 promulgated under the Securities Exchange Act in order to be considered for inclusion in the Company’s proxy statement relating to the Annual Meeting to be held in 2019.

By Order of the Board of Directors,

Jennifer L. Moyer,

Corporate Secretary

. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 PM, EST, on May 23, 2018. Vote by Internet • Go to www.envisionreports.com/WTM • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all director nominees listed and FOR Proposals 2 and 3. 1. Election of Class III Directors to a term ending in 2021. + For Withhold For Withhold For Withhold 01 - Mary C. Choksi 02 - Philip A. Gelston 03 - Edith E. Holiday For Against Abstain ForAgainst Abstain 2. Approval of the advisory resolution on executive compensation. 3. Approval of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s Independent Registered Public Accounting Firm for 2018. B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 02SRFF Annual Meeting Proxy Card X IMPORTANT ANNUAL MEETING INFORMATION

. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — WHITE MOUNTAINS INSURANCE GROUP, LTD. Notice of the 2018 Annual Meeting of Shareholders G. Manning Rountree and Jennifer L. Moyer, or either of them, each with the full power of substitution, are hereby authorized to represent and vote all Common Shares of the undersigned at the 2018 Annual General Meeting of Members to be held Thursday, May 24, 2018, and at any adjournment thereof. Shares represented by this proxy will be voted by the proxyholders subject to any directions indicated on the reverse of this card. If no directions are given, the proxyholders will have authority to vote FOR the Election of all director nominees (proposal 1), and FOR proposal 2 and 3. In their discretion, the proxy holders are hereby authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)

. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all director nominees listed and FOR Proposals 2 and 3. 1. Election of Class III Directors to a term ending in 2021. + For Withhold For Withhold For Withhold 01 - Mary C. Choksi 02 - Philip A. Gelston 03 - Edith E. Holiday For Against Abstain ForAgainst Abstain 2. Approval of the advisory resolution on executive compensation. 3. Approval of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s Independent Registered Public Accounting Firm for 2018. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 02SRGF Annual Meeting Proxy Card X IMPORTANT ANNUAL MEETING INFORMATION

. q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — WHITE MOUNTAINS INSURANCE GROUP, LTD. Notice of the 2018 Annual Meeting of Shareholders G. Manning Rountree and Jennifer L. Moyer, or either of them, each with the full power of substitution, are hereby authorized to represent and vote all Common Shares of the undersigned at the 2018 Annual General Meeting of Members to be held Thursday, May 24, 2018, and at any adjournment thereof. Shares represented by this proxy will be voted by the proxyholders subject to any directions indicated on the reverse of this card. If no directions are given, the proxyholders will have authority to vote FOR the Election of all director nominees (proposal 1), and FOR proposal 2 and 3. In their discretion, the proxy holders are hereby authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)